FOR IMMEDIATE RELEASE June 6, 2016

PCSV Discusses Q4 and annual Results

CEO Discusses Upcoming 10-K.

Boise, Idaho, June 6, — PCS Edventures!.com, Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today released an update on Company progress and preliminary, unaudited financials for FY2016, ended March 31, 2016. Full, audited financials will be released on or around June 14, 2016 with the filing of the 10-K Annual Report.

“Shareholders continue to ask for updates on Company initiatives and performance so I am sharing some early results from FY2016 and a brief update on the status of our ongoing initiatives,” said Todd Hackett, CEO. “First, FY2016 Q4 was a great quarter for PCSV with $1,189,000 (unaudited) in revenue dropping $192,160 (unaudited) in profit to the bottom line. In total, our unaudited revenues for FY2016 were $3,335,612, an increase of 15% compared to last year’s $2,901,113. Although we lost $424,455 (unaudited), it is a significant improvement from FY2015 in which we reported a loss of $1,447,820. Significantly, we accomplished this while decreasing cost of sales by 21% and executing an asset purchase of Thrust-UAV, a new unit that we have funded with additional personnel, R&D equipment, and a new, expanded location for manufacturing and fulfillment. Our Thrust UAV business unit will be announcing distributors, product news, and ship dates later this month. Other Company improvements include expanding our STEM products and sales channels, the development of our digital platform, refining our EdventuresLAB, and exporting STEM programs Internationally. We appreciate your continued support of PCSV.”

Initiative Updates

Thrust UAV presently has three initiatives underway, the launch of the FPV racing drone, the Riot and contracted projects with two separate clients for wireless video, and a retail technology product based on drone technology.

The Riot: We had a highly successful product launch the weekend of May 20th in Virginia. Chris Haskins, one of our Thrust UAV design engineers, took 2nd place at the event flying a Riot. The weekend was filled with networking, developing relationships with several distributors, and introducing the Riot to the world. We are now moving into production of the Almost Ready to Fly (ARF) version of the product and June will be a very busy month as all of the R&D efforts come together to fire up the assembly line and get the first several hundred units of the Riot out to our distribution partners. At this time we are ordering production inventory, the retail packaging designs are complete, and we are running final tests on the power distribution board and the flight controller board prior to the first production run.

Contract Initiatives: Both contract projects are still underway, but behind schedule, one due to client scheduling delays, and the other due to some increased R&D requirements. We have confidence that both contracts will be successful endeavors for the Company and will release updates on these as they develop.

The PCS STEM group generated over $600,000 in domestic curriculum program sales and in excess of $400,000 from International STEM programs in Q4. With the addition of major sales channels like School Specialty, Inc., we anticipate expanding exposure and continued growth. Our curriculum development group has been conducting a complete product line overhaul, improving the curriculum and the classroom experience, while simultaneously maintaining a rigorous discipline for controlling our product cost of goods. Our new and upgraded BrickLAB curriculum, manipulatives, and packaging have been very well received by our partners and customers, and we anticipate it being very successful across all of our channels.

Finally, our STEM group is developing a drone based STEM education package that is being reviewed by state education officials, technology education specialists, flight experts, and engineers – we have a tremendous amount of interest from schools and education programs around the country for this product and are working to establish ourselves as a leader in the drone education space. Part of this product includes our new digital learning platform into which we will migrate all of our curriculum and programs. Testing of this product begins today, June 6th, at our Boise EdventuresLAB location. We are excited to see it in action.

Regarding Company operations, we are now fully migrated to our new warehouse and production facility in Boise. The new facility has afforded the opportunity to improve processes and overall efficiency and we are fulfilling product orders faster than ever.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934; actual results could differ materially from such statements.

Contact:

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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